MIDDLESEX WATER SUBSIDIARY ASSUMES OWNERSHIP OF
WATER SYSTEM AT DOVER AIR FORCE BASE

Tidewater Utilities Begins Operation of DAFB Water System

ISELIN, NJ – 10/1/14 -- Middlesex Water Company (NASDAQ: MSEX), a provider of water, wastewater and related services, has announced that its Delaware subsidiary, Tidewater Utilities, Inc., (Tidewater) begins full operation and ownership of the water production and distribution system of Dover Air Force Base (DAFB) in Dover, DE, today. Tidewater entered into an agreement with the U.S. Department of Defense for the privatization of the system in September 2013 following a U.S. Air Force water privatization study and an extensive competitive bid process. The DAFB water system was formally conveyed to Tidewater as the system owner recently following a joint inventory of assets.

Tidewater will provide DAFB with potable water service under a 50-year agreement and will own and maintain all DAFB water utility assets and make all necessary capital improvements to provide continued reliable utility service to DAFB.

“The commencement of the privatization agreement with DAFB, a premier U.S. military facility, marks a turning point for our Company and signals our capability to be a viable and competitive contender for military base water system privatizations across the country,” said Dennis W. Doll, Middlesex Water President and CEO. “DAFB executes hundreds of missions throughout the world and provides 25 percent of the Nation’s strategic airlift capability. We are humbled to play a small role in supporting DAFB in its mission,” added Doll.

Tidewater has worked closely with DAFB and the 436th Civil Engineer Squadron personnel at DAFB to seamlessly transition system operations so that Base consumers are afforded continued quality reliable service. “We look forward to managing the water production and distribution system of DAFB, a neighbor to Tidewater in Dover and to providing quality service to the base’s military personnel and civilian employees,” said Gerard L. Esposito, Tidewater Utilities President.

Tidewater Utilities, established in 1964, is the largest private water supplier south of the Chesapeake & Delaware Canal in Delaware. For more information about Tidewater, visit www.tuiwater.com.

Middlesex Water, Tidewater’s parent company, organized in 1897, provides regulated and unregulated water and wastewater utility services in New Jersey, Delaware and Pennsylvania through various subsidiary companies. For additional information regarding Middlesex Water Company, visit www.middlesexwater.com.

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Media Contact:

Bernadette Sohler, Vice President - Corporate Affairs

Middlesex Water Company, (732) 638-7549

Gerard L. Esposito, President

Tidewater Utilities Inc. (302) 747-1314